FILE NO. 333-255241
United States
Securities and Exchange Commission
Washington, DC 20549
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
Connecticut
(State or other jurisdiction of incorporation or organization)

6311
(Primary Standard Industrial Identification Code Number)
06-0974148
(I.R.S. Employer Identification Number)
1 AMERICAN ROW, HARTFORD, CT 06103
(860) 791-0750
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
CHRISTOPHER M. GRINNELL
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
1 AMERICAN ROW
HARTFORD, CT 06103
(860) 791-0750
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
from time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-255241
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," a "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
    Large Accelerated filer ( )                        Accelerated Filer ( )
    Non-Accelerated Filer (x)                        Smaller Reporting Company ( )
                                    Emerging Growth Company ( )
If an emerging growth company, indicate by check mark (if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 255241) of Talcott Resolution Life Insurance Company (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding a new Exhibit 23(b) under Item 16 in Part II of the Registration Statement. This Post-Effective Amendment No. 3 does not modify Part I and does not otherwise modify Part II of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibit is filed as part of this Registration Statement:

23b    Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on December 21, 2023.

Talcott Resolution Life Insurance Company

By:	/s/ Robert R. Siracusa
Robert R. Siracusa
Chief Financial Officer, Director
Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date:
/s/ Christopher Abreu	Vice President and Chief Risk Officer, Director*	December 21, 2023
Christopher Abreu*

/s/ Federico Bonini	Director*	December 21, 2023
Federico Bonini*

/s/ Lisa M. Proch	Chief Legal Officer and Chief Compliance Officer, Director	December 21, 2023
Lisa M. Proch	(Serving the Function of Principal Executive Officer)

/s/ Matthew J. Poznar	Senior Vice President and Chief Investment Officer,	December 21, 2023
Matthew J. Poznar*	Director*

/s/ Peter F. Sannizzaro	Director*	December 21, 2023
Peter F. Sannizzaro*

/s/ Robert R. Siracusa	Chief Financial Officer, Director	December 21, 2023
Robert R. Siracusa	(Principal Financial Officer)

/s/ Samir Srivastava	Vice President, Chief Information Officer, Director*	December 21, 2023
Samir Srivastava*

/s/ Robert W. Stein	Director*	December 21, 2023
Robert W. Stein*

/s/ Ronald K. Tanemura	Director*	December 21, 2023
Ronald K. Tanemura*

/s/ Lindsay Mastroianni	U.S. Controller (Serving the Function of Principal	December 21, 2023
Lindsay Mastroianni	Accounting Officer)

*By: Christopher M. Grinnell	Attorney-in-Fact	December 21, 2023
Christopher M. Grinnell

333-255241

EXHIBIT INDEX

(23b)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.